Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Fourth-Quarter and Full-Year 2019 Financial and Operational Results

OKLAHOMA CITY – Feb. 18, 2020 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the fourth-quarter and full-year 2019. Supplemental financial tables for the fourth-quarter and full-year results along with 2020 guidance are available on the company’s website at www.devonenergy.com.

Highlights

•	Fourth-quarter oil production increases 28 percent year over year, exceeding guidance

•	Efficiencies drive upstream capital expenditures 6 percent below midpoint

•	Operating cash flow expands year over year to $579 million

•	Free cash flow generation accelerated to $171 million in the fourth quarter

•	Board of directors approved a 22 percent increase to the quarterly dividend

•	Lowering 2020 capital spending outlook; raising oil growth rate expectations

“Devon’s transformation to a U.S. oil business is now complete and the operating performance we achieved in 2019 showcases the world-class capabilities of our highly focused asset portfolio,” said Dave Hager, president and CEO. “A consistent theme throughout 2019 was the steady improvement in well productivity and capital efficiency that drove oil production above guidance for four consecutive quarters while keeping our total capital investment below forecast. In addition to the strong operating performance, we made substantial progress building per-share value through our industry leading share-repurchase program and we have built a strong balance sheet by reducing debt by more than 75 percent from peak levels a few years ago.

“With the positive business momentum established across our asset portfolio, we are raising per-share growth expectations in 2020,” said Hager. “Based on our success in the Delaware Basin, we now expect operational efficiencies to drive Devon’s oil growth rates higher with lower capital requirements. This improved operating outlook supports our announcement today to increase the dividend by 22 percent and our new $1 billion share repurchase program.”

Fourth-Quarter 2019 Operating Results

Total net production from Devon’s retained assets averaged 340,000 oil-equivalent barrels (Boe) per day during the fourth quarter. Oil production averaged 160,000 barrels per day, a 28 percent increase from the same period a year ago. This result exceeded the company’s midpoint guidance by 3,000 barrels per day due to strong well productivity and timing of completions in the Delaware Basin.

In addition to the strong production performance, Devon maintained discipline with its capital programs. The company’s upstream capital spending in the fourth quarter was $373 million, or 6 percent below midpoint guidance. This positive variance was attributable to efficiency gains attained across the company’s Delaware Basin and Powder River assets.

The company’s upstream revenue, excluding commodity derivatives, totaled $1.0 billion in the fourth quarter. This represents a 13 percent increase in revenue compared to the third quarter of 2019. The increase in upstream revenue resulted from growth in higher-value oil production and improved commodity price realizations for all products produced.

Devon’s lease operating expense (LOE) totaled $251 million in the fourth quarter. Including costs reclassified to discontinued operations, LOE rates declined 17 percent compared to the year-ago quarter. This improvement was attributable to low-cost production growth in the Delaware Basin and the divestiture of higher-cost Canadian assets. These improvements to the cost structure were partially offset by $11 million of expenses related to a well-control event and one-time non-operated transportation adjustments in the quarter.

The company continued its substantial progress improving its general and administrative (G&A) cost structure. Including expenses reclassified to discontinued operations, the company’s G&A costs improved 21 percent year-over-year in the fourth quarter to $119 million. With a steady cadence of cost reductions captured throughout the year, Devon exited 2019 with approximately $240 million of annualized run-rate savings compared to 2018.

Financial Highlights

Devon maintains an investment-grade balance sheet and excellent liquidity. The company exited the fourth quarter with $1.8 billion of cash (inclusive of restricted cash) and an undrawn credit facility of $3 billion. At year-end, Devon’s total debt outstanding was $4.3 billion, which equates to net debt of $2.5 billion. Further bolstering the company’s financial flexibility is the benefit of no outstanding debt maturities occurring until late 2025.

In the fourth quarter, Devon entered into an agreement to sell its Barnett Shale assets for $770 million. With this transaction, combined with the exit from Canada early in the year, Devon has now completed its transformation to a U.S. oil growth business. Together, these divestitures will generate more than $3 billion of proceeds at accretive multiples to Devon’s valuation.

Given the company’s generation of excess cash flow, Devon has committed to return industry-leading amounts of cash to its shareholder base. To date, the company has repurchased 147 million shares, or approximately 28 percent of outstanding shares since 2018, at a total cost of $4.8 billion. In the fourth quarter, Devon’s board of directors authorized a new $1 billion share-repurchase program and the company expects to be an active acquirer of its shares in the upcoming year.

The company is also rewarding shareholders with its quarterly common stock dividend. In a separate release issued today, Devon announced that its board of directors approved a 22 percent increase to its quarterly common stock dividend to $0.11 per share, compared to the prior rate of $0.09 per share. The new quarterly dividend rate is effective in the second quarter of 2020.

Fourth-Quarter Earnings and Cash-Flow Results

Devon’s operating cash flow from continuing operations totaled $579 million in the fourth quarter. This level of cash flow funded all capital requirements and generated $171 million of free cash flow in the quarter.

In the fourth quarter the company reported a net loss of $642 million, or $1.70 per diluted share. The quarterly loss was attributable to a $748 million non-cash impairment charge related to the divestiture of the Barnett Shale. Adjusting for this charge and other items analysts typically exclude from estimates, Devon’s core earnings were $0.33 per diluted share.

Asset-Level Overview

Key operational highlights from Devon’s retained assets are covered below. For more detailed results and commentary regarding Devon’s operations and outlook, please refer to the company’s fourth-quarter 2019 operations report at www.devonenergy.com.

Delaware Basin: Net production averaged 154,000 Boe per day, an 82 percent increase compared to the fourth-quarter 2018. The strong production growth was driven by 36 high-impact wells diversified across the Wolfcamp, Bone Spring and Leonard Shale targets. This activity averaged 30-day production rates of 2,800 Boe per day (70 percent oil), at an average completed well cost of $7.5 million. Key projects that contributed to the strong volume growth in the quarter were the company’s Cat Scratch Fever 2.0 project and three Wolfcamp projects that helped further confirm the commerciality of multiple target intervals across the basin.

Another important operational highlight in the fourth quarter was the capital efficiency gains achieved by the company’s Wolfcamp program. Due to improvements in well design and cycle times, drilled and completed feet per day metrics in the Wolfcamp improved 48 percent and 62 percent year-over-year, respectively. These improvements in the quarter drove down Wolfcamp capital costs to $880 per foot, which represents a 28 percent reduction in cost compared to the 2018 average. The company expects this positive operational trend to continue in 2020.

Powder River Basin: Net production averaged 27,000 Boe per day in the quarter, of which 74 percent was light oil. This represents a 54 percent increase in production compared to the year-ago period. Fourth-quarter volume growth was driven by 19 new wells averaging 30-day rates of 1,300 Boe per day, at an average completed well cost of $5.5 million.

The capital program was highlighted by appraisal work in the emerging Niobrara oil play, where over the past two years the company has commenced production on 11 wells across its 200,000 net acre position. During the year, Devon’s Niobrara wells achieved 30-day rates as high as 1,500 Boe per day, with oil representing more than 85 percent of the product mix. Given this success, Devon plans to double its Niobrara drilling activity in 2020 in an attempt to ready a portion of the field for development in 2021.

Eagle Ford: Fourth-quarter net production averaged 45,000 Boe per day. Production was below the company’s guidance range due to a well-control event that curtailed volumes by 9,000 Boe per day. This event was resolved during the quarter, permitting Devon to bring online 21 new wells that achieved peak 30-day rates of 2,900 Boe per day. With operational momentum re-established in the Eagle Ford, the company exited December with production reaching 53,000 Boe per day.

STACK: Net production averaged 107,000 Boe per day in the fourth quarter. To enhance returns and maintain operational continuity in the STACK, Devon recently formed a drilling partnership with Dow to develop a portion of the company’s acreage. Under the agreement, Devon will monetize half of its working interest in 133 undrilled locations in exchange for a $100 million drilling carry over the next four years. The drilling carry allows STACK projects to compete for capital allocation within Devon’s portfolio, and the partnership will begin drilling its initial development project in the second quarter of 2020.

2019 Proved Reserves

Devon’s estimated proved reserves were 757 million Boe at year-end 2019, with proved undeveloped reserves accounting for only 22 percent of the total. The company’s drilling programs successfully added 160 million Boe of reserves through extensions and discoveries in 2019. The capital costs incurred to deliver these reserve additions totaled $1.8 billion, equating to an attractive finding and development cost of $11 per Boe.

Updated 2020 Outlook – Higher Oil Growth for Less Capital Investment

Led by the exceptionally strong well performance Devon is experiencing in the Delaware Basin, the company is now raising its full-year 2020 oil growth rate to range of 7.5 percent to 9 percent compared to 2019 (on a retained asset basis). In the first-quarter 2020, oil production is projected to average in the range of 158,000 to 163,000 barrels per day.

Importantly, Devon expects to deliver this improved oil growth outlook with less capital than previously projected. The company is now lowering the top end of its upstream capital guidance by $50 million to a range of $1.7 billion to $1.85 billion in 2020. Furthermore, the capital efficiency of this investment in 2020 is expected to be enhanced by reallocation of capital to the Delaware Basin from the STACK play. The company now projects that capital spending in the Delaware Basin will increase by approximately 15 percent year-over-year and account for approximately 60 percent of Devon’s total capital investment in 2020.

Another noteworthy guidance item for 2020 is the company’s full-year G&A outlook that is expected to decline to a range of $360 million to $400 million. Including costs reclassified as discontinued operations, this represents an improvement of more than 20 percent compared to 2019. With this outlook, Devon remains on track to meet or exceed its stated goal of reducing total G&A expense to a level of $350 million by the end of 2021.

LOE rates are expected to increase to a range of $8.00 to $8.20 per Boe in 2020. This increase is entirely driven by $65 million of minimum volume commitment payments in the STACK. These commitments expire at the end of 2020.

Environmental, Social & Governance

Devon strives to deliver results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Feb. 19, 2020, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com and in our related Form 10-K.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-K.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our Form 10-K and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We assume no duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496